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                                                                      EXHIBIT 12

Computation of Ratio of Earnings to Fixed Charges
(all amounts except ratios are shown in millions)


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                                             Nine Months Ended
                                               September 30,                        Year Ended December 31,
                                             -----------------       ------------------------------------------------------
                                             2001        2000        2000         1999        1998        1997         1996
                                             ----        ----        ----         ----        ----        ----         ----

Pretax income                               $ 84.6      $ 74.1     $  99.9       $ 80.3      $ 71.3      $ 58.0       $ 44.4

Add (deduct) earnings of less                    0           0           0            0           0           0            0
than 50% owned affiliates
(net of distributed earnings)
included in pretax income

Add losses of less than 50%                      0           0           0            0           0           0            0
owned affiliates included in
pretax income

Add fixed charges net of                      41.5        30.1        41.8         19.3        15.8        13.5          7.6
capitalized interest

Add previously capitalized                       0           0           0            0           0           0            0
interest amortized during period
                                           -------     -------     -------       ------      ------      ------       ------
"Earnings"                                 $ 126.1     $ 104.2     $ 141.7       $ 99.6      $ 87.1      $ 71.5       $ 52.0
                                           =======     =======     =======       ======      ======      ======       ======

Gross interest expense                     $  45.5     $  39.6     $  52.8       $ 26.4      $ 17.4      $ 13.5       $  7.6
including capitalized
interest ("Fixed Charges")

Ratio of earnings to                           2.8         2.6         2.7          3.8         5.0         5.3          6.8
fixed charges

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